Exhibit 99.6

Consent of Director Nominee

Pursuant to Rule 438 of the General Rules and Regulations under the Securities Act of 1933, as amended, I hereby consent to the use of my name, disclosure regarding my agreement to join the Board of Directors of TorreyPines Therapeutics, Inc., a Delaware corporation (“TorreyPines”), upon the consummation of the merger of ECP Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of TorreyPines, with and into Raptor Pharmaceuticals Corp., and the disclosure of my biographical information included under the heading “Matters Being Submitted to a Vote of TorreyPines Stockholders—TorreyPines Proposal No. 4: Election of Directors” and elsewhere in the TorreyPines and Raptor joint proxy statement/prospectus included in the Registration Statement on Form S-4 to which this consent is an exhibit to be filed by TorreyPines with the Securities and Exchange Commission on or about August 18, 2009, and in all amendments (including post-effective amendments) or supplements thereto.

/s/ Raymond W. Anderson
Raymond W. Anderson

Date: August 18, 2009